Exhibit 10.1

SEPARATION AGREEMENT

                       This separation agreement (the “Separation Agreement”) is made as of the 20th day of December, 2006 by Gary R. Shivers (the “Executive”) and Marlin Business Services Corp. (the “Company”).

                       WHEREAS, the Executive and the Company have entered into an Employment Agreement (the “Employment Agreement”), dated as of October 14, 2003; and

                       WHEREAS, the Executive’s employment with and service to the Company shall end effective as of January 31, 2007 (the “Separation Date”); and

                       WHEREAS, the Executive shall resign his positions as an officer and director of the Company and its subsidiaries effective the date hereof; and

                       WHEREAS, the Executive’s separation is amicable and on mutually satisfactory terms; and

                       WHEREAS, the Company and the Executive desire to enter into this Separation Agreement on the terms set forth herein.

                       NOW THEREFORE, intending to be legally bound and for good and valid consideration, the sufficiency of which is hereby acknowledged, the Executive and the Company agree as follows:

1.	SEVERANCE BENEFITS.

                        The Company shall pay and provide the Executive severance benefits as follows:

          (a)         In satisfaction of any outstanding obligations to the Executive under the Employment Agreement and recognizing that a material portion of the following payment is being made in consideration for the Executive’s continued obligations to comply with the covenants as set forth in Section 4 of this Separation Agreement, the Company shall pay the Executive as follows (collectively the “Separation Payment”):

                       (i)          pay the Executive as an employee for the period from the date hereof through the Separation Date at the Executive’s current salary rate of $11,346.15 per two-week pay period (pro rated for any portion thereof) and in accordance with the Company’s normal payroll practices;

                       (ii)         pay the Executive a lump sum amount of $365,500.00 on August 1, 2007;

                       (iii)        pay the Executive at the rate of $28,810.59 per two-week pay period (pro rated for any portion thereof) and in accordance with the Company’s normal payroll practices for the period from August 1, 2007 through the eighteen (18) month anniversary of the Separation Date;

                       (iv)        make two payments to the Executive each in the amount of $5,831.68, upon the presentation to the Company of written evidence of the Executive’s payment of the April 2007 and April 2008 annual disability insurance premium;

                       (v)        make one payment to the Executive in the amount of $1,935.46, upon the presentation to the Company of written evidence of the Executive’s payment of the December 2007 annual life insurance premium; and

                       (vi)        pay on behalf of Executive, or reimburse the Executive for, the equivalent Company-paid portion of the monthly premium due in order to provide the Executive from the Separation Date until twenty-four (24) months after the Separation Date with participation in, or substantially comparable benefits to, the Company’s healthcare, vision, dental and prescription drug plans, so that the percentage of the cost to the Executive of such coverage is no greater than the percentage of the cost to an employee of the Company during the same period, provided and to the extent that Executive timely and properly elects to continue participation in such plans under COBRA, and to the extent that Executive timely and properly elects to continue participation in such plans after the 18-month COBRA period.

          (b)         The Executive acknowledges and agrees that the Separation Payment as well as the other provisions of this Separation Agreement shall be in full and complete satisfaction of the following: (i) all amounts due and payable as salary, incentive bonus, severance or otherwise under the terms of the Employment Agreement; provided, that in addition to the Separation Payment, the Executive will receive his salary, in accordance with the Company’s normal payroll practices, for the period between the date for which his salary was last paid by the Company and the Separation Date; (ii) the Company’s agreement to provide healthcare coverage or other benefits for the Executive; (iii) all rights to participate in any plans for employees or executives; (iv) accrued but unused vacation through the Separation Date; (v) any other similar amounts or benefits payable to the Executive pursuant to the Employment Agreement or otherwise, and (vi) compensation or benefits for any notice period under the Employment Agreement.

          (c)         18,365 shares of the Company’s Common Stock (the “Common Shares”) that were previously granted to the Executive but as of the Separation Date remain subject to vesting shall vest immediately at the Separation Date and all restrictions on the sale of such Common Shares shall lapse, other than those that may be imposed by federal or state securities laws, and the certificates representing such shares shall, to the extent permitted by applicable federal or state securities laws, be unlegended.  Prior to the delivery of such Common Shares but no later than two weeks after the Separation Date, the Executive shall satisfy all applicable income tax withholding required under federal, state or local law in respect of the vesting of and lapse of restrictions on such Common Shares.

          (d)          At the Separation Date, the Executive has outstanding options to purchase 183,581 Common Shares, of which 148,080 are exercisable and 35,501 are unvested.  Pursuant to this Separation Agreement, the 35,501 unvested options shall become exercisable as of the Separation Date; 138,390 shares subject to such options shall remain exercisable by the Executive through and including the 90th day after the Separation Date, and 45,191 shares subject to such options shall remain exercisable by the Executive through and including the second anniversary of the Separation Date.

          (e)          The Company will reimburse the Executive for any bona fide business expenses incurred by the Executive prior to the Separation Date in accordance with the Company’s usual policy for such reimbursements, provided that an itemized list of such expenses incurred prior to the Separation Date is submitted in writing by the Executive for reimbursement within one week after the Separation Date.

          (f)          As soon as administratively practicable following the Separation Date, if requested by the Executive, the Company will take reasonable action to cause the plan administrator to facilitate the Executive’s request (after completion of the required documentation by the Executive) for a transfer of the Executive’s 401(k) account (or the balance thereof) into another such account or another retirement savings plan, as applicable, designated by the Executive.

          (g)          The Company will indemnify, defend and hold the Executive harmless from and against all liabilities, losses or damages, including but not limited to all attorneys fees, litigation expenses, verdicts, judgments or settlements, with respect to claims against the Executive arising from his acts or omissions while an officer and director of the Company to the same extent as the indemnification provided to then-current officers and directors pursuant to the Company’s articles of incorporation and bylaws.  Additionally, from the Separation Date until twenty-four (24) months after the Separation Date, the Company shall maintain directors and officers insurance coverage for the Executive covering his acts or omissions while an officer and director of the Company on a basis no less favorable to him than the coverage provided to then-current officers and directors of the Company.

          (h)          The Executive understands and agrees that the Company shall not be responsible for paying or reimbursing the costs and expenses of the Executive related to the negotiation of this Separation Agreement.

          (i)          All payments required to be made, and benefits required to be provided, by the Company to the Executive under this Separation Agreement shall be subject to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

2.	TERMINATION OF EMPLOYMENT AGREEMENT; RESIGNATION FROM BOARD OF DIRECTORS AND OFFICER POSITIONS.

          (a)         Upon the execution of this Separation Agreement, the Employment Agreement shall be terminated in its entirety, and neither the Executive nor the Company, shall have any further rights, duties or obligations with respect to the employment or service of Executive by the Company.  This Separation Agreement sets forth the entire agreement of the Company and the Executive with respect to the subject matter hereof.

          (b)         Upon the execution of this Separation Agreement, the Executive shall resign, effective as of the date hereof, from the Company’s Board of Directors and all officer positions he holds with the Company and its subsidiaries by executing the Letter of Resignation attached hereto as Exhibit A, provided, that the Executive shall remain an employee of the Company through and until the Separation Date.  The Executive also acknowledges that, as of the date hereof, he has no rights with respect to appointment, observation or similar rights with respect to any governing body of the Company.  The Executive agrees to execute and deliver to the Company such other assignments, agreements and other documents as the Company may reasonably request for the purpose of transferring his responsibilities as a director and officer of the Company and otherwise carrying out the intent of this Separation Agreement.

3.	RETURN OF COMPANY PROPERTY; POST-SEPARATION COMMUNICATIONS.

          (a)         The Executive confirms that he has returned, or prior to the Separation Date will return, all Company property, including without limitation, the Executive’s cellular phone, corporate credit card, building access cards and laptop computer.  In addition, prior to the Separation Date the Company will arrange to retrieve and return to the Executive any personal information or data maintained or stored by the Executive in the Company’s computer databases (such as personal contact information in Outlook).

          (b)         Following the Separation Date, the Executive shall no longer have access to e-mail or other computer systems or telephone systems of the Company.  The Company agrees that, for a period of six (6) months following the Separation Date, it shall forward all personal e-mails and correspondence to the Executive after they have been reviewed by the Company.

          (c)         Following the Separation Date, the Executive shall forward to the Company all correspondence that he receives addressed to the Company.  All such correspondence shall be forwarded as expeditiously as possible, but in no case more than three (3) business days following receipt thereof.

4.	CONFIDENTIALITY; NO COMPETITION; NONSOLICITATION.

          (a)         Definitions.  The following terms shall have the following meanings when used in this Section 4 or elsewhere in this Separation Agreement:

                       (i)          “Business” shall mean the “small ticket” (i.e., $1 to $250,000 ticket size) equipment leasing business and any other business activities engaged in by the Company or any Affiliate as a substantial line of business within one (1) year prior to the Separation Date, including, without limitation, (A) factoring for businesses under $100 million in annual sales, (B) business term loans to businesses with less than $25 million in annual sales, (C) selling, providing or charging for insurance on leased equipment, and (D) lease brokering and syndication.

                       (ii)          “Competitive Position” shall mean (A) the Executive’s direct or indirect equity ownership or control of any entity engaged in the Business (except as provided in the next sentence), or (B) an employment, consulting, partnership, advisory, directorship, agency, promotional or independent contractor relationship between the Executive and a person, firm, corporation, partnership or profit or non-profit business or organization (“Person”) engaged, wholly or in part, in the Business, in the United States or Canada.  Notwithstanding the foregoing, the Executive’s direct or indirect ownership, solely as a passive investment, of equity securities of any entity that is required to file periodic reports with the U.S. Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the securities of which corporation are listed on any securities exchange, quoted on the National Association of Securities Dealers Automated Quotation System or traded in the over-the-counter market, shall not constitute a “Competitive Position” if the Executive is not a controlling person of, or a member of a group that controls, the entity and the Executive does not, directly or indirectly, own five percent (5%) or more of any class of securities of the entity.

                       (iii)         “Confidential Information” shall mean non-public information (including but not necessarily limited to Trade Secrets) disclosed to the Executive or known by the Executive as a consequence of, or through his relationship with, the Company, about the Customers, employees (including compensation paid to other employees or other terms of employment), operations, processes, products, inventions, business methods, principals, marketing methods, costs, prices, contractual relationships, regulatory status, trade secrets, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists of the Company and its Affiliates.

                       (iv)          “Customer” shall mean any actual customer (including vendors, brokers and end users) or client of the Company or any Affiliate during the one (1) year time period preceding the Separation Date and any actively solicited prospective customer of the Company or any Affiliate during that same time period.

                       (v)           “Restricted Territory” shall mean the United States and Canada.

                       (vi)          “Trade Secret” shall mean information or data (including, but not limited to, confidential business information, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, lists of actual or potential customers or suppliers) that: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

                       (vii)         “Affiliates” shall mean any partnership, joint venture, limited liability company or corporation that, directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, any person.  The term “Control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a corporation, partnership, joint venture or limited liability company, whether through the ownership of voting securities, by contract or otherwise.

          (b)        Limitations on Competition.  In consideration of the rights and benefits the Executive will receive under this Separation Agreement, from the date of this Separation Agreement through the date that is eighteen (18) months after the Separation Date, the Executive shall not, directly or indirectly, alone or in conjunction with any other Person accept or take a Competitive Position.  During such period, this covenant shall bind the Executive only with respect to the Executive’s activities in the Restricted Territory or with respect to any business entity that is engaged in the Business in the Restricted Territory.

          (c)         Confidentiality.  Except to the extent required by law, the Executive shall not, directly or indirectly, alone or in conjunction with any other Person, (i) disclose, publish, disseminate or otherwise communicate, in oral, written, electronic or other format, any Confidential Information of the Company or any Affiliate to any Person unaffiliated with the Company, or (ii) use, copy or reproduce any Confidential Information.  On or prior to the Separation Date, the Executive shall return to the Company all Confidential Information in possession or control that is in written, electronic or other non-oral form (together with all copies or duplicates thereof, including computer files), including, without limitation, any document, record, notebook, computer program or similar repository of or containing any such Confidential Information.  Notwithstanding the foregoing, the Executive shall not be obligated to treat as confidential, or return to the Company any embodiments of Confidential Information that (i) is accessible to the public generally (except where such accessibility resulted from unauthorized disclosure), or (ii) is lawfully disclosed to the Executive by a third party.  The duration of the obligations set forth in this Section 4(c) shall begin on the Separation Date and shall end on the fifth (5th) anniversary of the Separation Date, except with respect to any Confidential Information that constitutes a Trade Secret, in which case the obligations shall continue for as long as the underlying Confidential Information continues to meet the definition of Trade Secret.

          (d)         Non-Solicitation of Company Customers.  Also in consideration of the rights and benefits he will receive under this Separation Agreement, from the date of this Separation Agreement through the date that is eighteen (18) months after the Separation Date, the Executive shall not, directly or indirectly, alone or in conjunction with any other Person, solicit, divert or appropriate (or attempt to do so) any Customer for the purpose of providing the Customer with, or having the Customer provided with, services or products that directly compete with those offered by the Company or any Affiliate.

          (e)         Non-Solicitation of Company Personnel.  Also in consideration of the rights and benefits he will receive under this Separation Agreement, from the date of this Separation Agreement through the date that is twenty-four (24) months after the Separation Date, the Executive shall not, directly or indirectly, alone or in conjunction with any other Person, (a) hire any Person who was an employee of the Company or any Affiliate at the Separation Date or (b) encourage or solicit any employee, consultant, advisor, director, supplier or independent contractor of the Company to terminate or lessen that Person’s affiliation with the Company or any Affiliate or to violate the terms of any agreement or understanding between that Person and the Company or any Affiliate.

          (f)         Acknowledgments.  The Executive acknowledges that: (i) the purpose of the covenants in this Section 4 (the “Protective Covenants”) is to protect the Confidential Information of the Company, to protect the Company from unfair competition; and (ii) the scope of the Protective Covenants is reasonable in light of the irreparable harm to the Company that could result if the Executive were to engage in conduct prohibited by the Protective Covenants and in light of the substantial rights and benefits that the Executive will receive under this Separation Agreement.  The Executive also acknowledges that the Company shall have the right in its sole discretion to waive the Executive’s compliance with any Protective Covenant on a case-by-case basis.  No such waiver shall be effective unless it is specific and is in writing.  Additionally, the Executive acknowledges the receipt of good and adequate consideration for the Protective Covenants and acknowledges that he can obtain gainful employment without violation of the Protective Covenants.

          (g)         Injunctive Relief and Enforcement; Partial Enforcement.  In the event of breach by the Executive of a Protective Covenant, the Company shall be entitled to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Separation Agreement by the Executive and to enjoin the Executive from any further violation and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law.  The Executive acknowledges that money damages would be an insufficient remedy for any breach by him of a Protective Covenant and that in addition to all other remedies the Company shall be entitled to specific performance and injunctive or other equitable relief for any such breach.  In addition, in the event that any Protective Covenant shall be determined by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or to too broad a geographical area or too broad an array of prohibited activities, it is the parties’ intent that the court enforce the covenant at issue to the broadest extent possible within the limitation of the law. Also, to the extent allowed by law, the Executive waives the posting of any bond or security for a temporary restraining order, preliminary injunction, or any other extraordinary relief that may be obtained by the Company in connection with this Separation Agreement.

5.	FILING WITH SECURITIES AND EXCHANGE COMMISSION.

                        The Company will be solely responsible for making any filings or public disclosures legally required concerning this Separation Agreement, including the filing of this Separation Agreement with the Securities and Exchange Commission as an exhibit to certain periodic and current reports under the Securities Exchange Act of 1934, as amended.  The Executive acknowledges that the Company may make such filings and disclosures and may file this Separation Agreement as the Company deems necessary.

6.	PRESS RELEASE.

                        The Company and the Executive agree that the press release announcing the cessation of the Executive’s employment shall be issued by the Company in the form attached hereto as Exhibit B promptly after the execution of this Separation Agreement.

7.	RELEASE.

                        In consideration for the Separation Payment to be made pursuant to this Separation Agreement, the Executive hereby agrees as follows, and agrees to provide the Separation Date Release in the form attached hereto as Exhibit C:

          (a)         Release and Covenant.  The Executive, of his own free will, voluntarily releases and forever discharges the Company, its subsidiaries, Affiliates, their officers, employees, agents, stockholders, successors and assigns (both individually and in their official capacities with the Company) from, and covenants not to sue or proceed against any of the foregoing on the basis of, any and all past or present causes of action, suits, agreements or other claims which the Executive, his dependents, relatives, heirs, executors, administrators, successors and assigns has or have against the Company upon or by reason of any matter arising out of his employment by the Company and the cessation of said employment, and including, but not limited to, any alleged violation of the Civil Rights Acts of 1964 and 1991, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, and any other federal or state law, regulation or ordinance, or public policy, contract or tort law, having any bearing whatsoever on the terms and conditions or cessation of his employment with the Company.  This release shall not, however, constitute a waiver of any of the Executive’s rights or claims under (i) this Separation Agreement, (ii) the terms of any employee benefit plan of the Company in which the Executive is participating or (iii) the policies of the Company with regard to business expense reimbursement.

          (b)         Due Care.  The Executive acknowledges that he has received a copy of this Separation Agreement prior to its execution and has been advised hereby of his opportunity to review and consider this Separation Agreement for twenty-one (21) days prior to its execution.  The Executive is hereby advised and acknowledges that he has been advised to consult with an attorney prior to executing this Separation Agreement.  The Executive enters into this Separation Agreement having freely and knowingly elected, after due consideration, to execute this Separation Agreement and to fulfill the promises set forth herein.  This Separation Agreement shall be revocable by the Executive during the 7-day period following its execution, and shall not become effective or enforceable until the expiration of such 7-day period.  No Separation Payments under this Separation Agreement shall be made before the expiration of this 7-day period, and shall be forfeited by the Executive if he exercises the right of revocation.

          (c)         Reliance by the Executive.  The Executive acknowledges that, in his decision to enter into this Separation Agreement, he has not relied on any representations, promises or agreements of any kind, including oral statements by representatives of the Company, except as set forth in this Separation Agreement.

8.	NOTICES.

                        All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified in writing to the other party hereto, in accordance with this Section 8.

If to the Executive, to:

218 Chestnut Street
Haddonfield, NJ 08033

Copy to: Peter J. Weidman, Esq.
The Law Office of Peter J. Weidman
600 West Germantown Pike, Suite 400
Plymouth Meeting, PA 19462

If to the Company, to:

Marlin Business Services Corp.
300 Fellowship Road
Mt. Laurel, NJ 08054

Attn: Chief Executive Officer
Copy to: General Counsel

9.	SEVERABILITY.

                        The invalidity or unenforceability of any provision or provisions of this Separation Agreement shall not affect the validity or enforceability of any other provision of this Separation Agreement, which shall remain in full force and effect; provided, however, that if any one or more of the terms contained in Section 4 shall for any reason be held to be excessively broad with regard to time, duration, geographic scope or activity, that term shall not be deleted but shall be reformed and constructed in a manner to enable it to be enforced to the extent compatible with applicable law.

10.	ASSIGNMENT.

                        This Separation Agreement may not be assigned by the Executive.  Upon receipt of the Executive’s prior written consent, which shall not be unreasonably withheld, this Separation Agreement may be assigned by the Company to any direct or indirect subsidiary or parent of the Company, or any successor (whether by merger, consolidation, purchase or otherwise) to all or substantially all of the stock, assets or business of the Company and this Separation Agreement shall be binding upon and inure to the benefit of such successors and assigns.

                        If the Executive dies while he is receiving payments or benefits under Section 1, then all payments under Sections 1(a)(i), (ii) and (iii) shall continue to be paid to his estate, and the Executive’s eligible dependents shall continue to receive health, vision, dental and prescription drug benefits in accordance with Section 1(a)(vi).

11.	HEADINGS.

                        The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Separation Agreement.

12.	GOVERNING LAW.

                        This Separation Agreement shall be governed and construed in accordance with the laws of the State of New Jersey, without giving effect to principles of conflicts law.

13.	ENTIRE AGREEMENT.

                        This Separation Agreement sets forth the entire understanding and supersedes all prior and contemporaneous oral and written agreements between the parties relating to the subject matter contained herein or therein, and merges all prior and contemporaneous discussions between them.

                        IN WITNESS WHEREOF, the Executive and the Company have executed this Separation Agreement as of the day and year first above written.

MARLIN BUSINESS SERVICES CORP.		GARY R. SHIVERS

By:	/s/ Daniel P. Dyer	/s/ Gary R. Shivers

Name:	Daniel P. Dyer
Title:	Chief Executive Officer

Exhibit A

Letter of Resignation

RESIGNATION AS OFFICER AND DIRECTOR

                    THE UNDERSIGNED, intending to be legally bound hereby, does hereby resign, effective December 20, 2006, as a member of the Board of Directors and as President of Marlin Business Services Corp. and from any other official position the undersigned holds (whether as an officer, director or otherwise) of Marlin Business Services Corp. or any of its subsidiaries, although the undersigned will remain an employee of Marlin Business Services Corp. through and until January 31, 2007 pursuant to the Separation Agreement between the undersigned and Marlin Business Services Corp. dated the date hereof.

                    IN WITNESS WHEREOF, the undersigned has executed this Resignation this 20th day of December, 2006.

/s/ Gary R. Shivers

Gary R. Shivers

Exhibit B

MARLIN BUSINESS SERVICES CORP. ANNOUNCES MANAGEMENT REALIGNMENT

Mt. Laurel, NJ – December 21, 2006 -- Marlin Business Services Corp. (NASDAQ: MRLN) today announced the resignation of President Gary Shivers.  Mr. Shivers’ resignation as an officer and director of Marlin is effective as of December 20, 2006, but he will remain employed by the Company through January 31, 2007 to ensure a smooth transition.  Mr. Shivers, who served as Marlin’s President since co-founding the Company in 1997, commented, “I have enjoyed the time that I have spent at Marlin, working hard with the employees and the other members of the management team to help Marlin grow from a small, privately held start-up to a publicly traded financial services company. This was a difficult decision for me, but I believe this is the right time for me to step away from Marlin so I can pursue my outside interests.  With the new product launches, I believe Marlin is positioned for continued success.  It has been a privilege to be part of the Marlin team.”

“The Company also is pleased to announce expanded roles for other members of the senior management team”, said Chief Executive Officer Daniel P. Dyer. “George Pelose, in his expanded role of Chief Operating Officer, will now take responsibility for overseeing all aspects of the Company’s lease financing business.  In addition, Lynne Wilson, Marlin’s Chief Financial Officer, will assume additional reporting responsibility for our new Factoring business unit.  I believe these changes provide the organizational alignment needed to optimize the leasing business and to generate meaningful results for the Factoring business”.

George Pelose, who is also the Company’s General Counsel, has been an integral part of the senior management team since joining Marlin in 1999 and has played important roles in many aspects of the Company’s business. As Marlin’s COO, Mr. Pelose will add the leasing Sales and Credit functions to his existing reporting lines, which include Collections, Customer Service, Asset Management, Insurance and Legal.

In addition to the new Factoring business line, Lynne Wilson will remain responsible for all accounting, treasury and financial analysis and reporting aspects of the business.  She will also assume reporting responsibility for the Human Resources department.  Dan Dyer, George Pelose and Lynne Wilson will continue to serve as members of the Company’s Office of the Chairman.

“I’d like to take this opportunity to personally thank Gary for all his contributions to Marlin and his years of effort and dedication toward Marlin’s success.  We will certainly miss Gary, and wish him all the best.  I am extremely confident that our management team, dedicated employee base and new organizational structure will drive the continued success of Marlin’s core leasing business and will lead the charge into the new Business Capital Loan and Factoring product lines.”

Exhibit C

SEPARATION DATE RELEASE

                    This SEPARATION DATE RELEASE (this “Release”) is executed and delivered by Gary R. Shivers (the “Executive”) to Marlin Business Services Corp., a Pennsylvania corporation (the “Company”).

                    In consideration of the agreement by the Company to provide the Executive with the Severance Payment set forth in the Separation Agreement between the Executive and the Company dated December 20, 2006 (the “Separation Agreement”), the Executive hereby agrees as follows:

                    Section 1.  Release and Covenant.  The Executive, of his own free will, voluntarily releases and forever discharges the Company, its subsidiaries, Affiliates (as defined in the Separation Agreement), their officers, employees, agents, stockholders, successors and assigns (both individually and in their official capacities with the Company) from, and covenants not to sue or proceed against any of the foregoing on the basis of, any and all past or present causes of action, suits, agreements or other claims which the Executive, his dependents, relatives, heirs, executors, administrators, successors and assigns has or have against the Company upon or by reason of any matter arising out of his employment by the Company and the cessation of said employment, and including, but not limited to, any alleged violation of the Civil Rights Acts of 1964 and 1991, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, and any other federal or state law, regulation or ordinance, or public policy, contract or tort law, having any bearing whatsoever on the terms and conditions or cessation of his employment with the Company.  This Release shall not, however, constitute a waiver of any of the Executive’s rights or claims under (i) the Separation Agreement, (ii) the terms of any employee benefit plan of the Company in which the Executive is participating or (iii) the policies of the Company with regard to business expense reimbursement.

                    Section 2.  Due Care.  The Executive acknowledges that he has received a copy of this Release prior to its execution and has been advised hereby of his opportunity to review and consider this Release for twenty-one (21) days prior to its execution.  The Executive is hereby advised and acknowledges that he has been advised to consult with an attorney prior to executing this Release.  The Executive enters into this Release having freely and knowingly elected, after due consideration, to execute this Release and to fulfill the promises set forth herein.  This Release shall be revocable by the Executive during the 7-day period following its execution, and shall not become effective or enforceable until the expiration of such 7-day period.  No Separation Payments under the Separation Agreement shall be made before the expiration of this 7-day period, and shall be forfeited by the Executive if he exercises the right of revocation.

                    Section 3.  Reliance by the Executive.  The Executive acknowledges that, in his decision to enter into this Release, he has not relied on any representations, promises or agreements of any kind, including oral statements by representatives of the Company, except as set forth in this Release and the Separation Agreement.

                    This SEPARATION DATE RELEASE is executed by the Executive and delivered to Company on January 31, 2007.

EXECUTIVE:

Gary R. Shivers